Exhibit 3.385

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ROUTE ONE HUNDRED LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into effective for all purposes as of the 6th day of September, 2002, by DELTA - MD1, LLC, a Delaware limited liability company, and DELTA - MD2, LLC, a Delaware limited liability company.

WHEREAS, as of the date first above written, Delta - MD1, LLC, is acquiring a ninety-nine percent (99%) limited partnership interest in Route One Hundred Limited Partnership (the “Partnership”) and Delta - MD2, LLC, is acquiring a one percent (1%) general partnership interest in the Partnership;

WHEREAS, Delta - MD1, LLC, and Delta - MD2, LLC, intend to obtain a $28,250,000 loan from Column Financial, Inc. (“the Loan”);

WHEREAS, Column Financial, Inc., is providing funding under the Loan and is requiring the Partnership to guaranty the Loan (the “Guaranty”) and to secure the Guaranty with an indemnity deed of trust (the “Deed of Trust”) encumbering the Property (as hereinafter defined); and

WHEREAS, the Partnership desires to give the Guaranty and the Deed of Trust in connection with the Loan, and Delta - MD1, LLC, and Delta - MD2, LLC, desire to amend and restate the limited partnership agreement of the Partnership in order to comply with certain conditions required by Column Financial, Inc., in connection therewith;

NOW, THEREFORE, the Partners (as hereinafter defined), intending to be legally bound, hereby agree as follows.

SECTION 1.

DEFINITIONS

Capitalized words and phrases used in this Agreement have the following meanings:

“Act” means the California Revised Limited Partnership Act, California Corporations Code, Title II, Chapter 3, as amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” means any Person, which directly or indirectly controls, is controlled by or is under common control with a specified Person. For purposes of this definition only, the terms “control,” “controlled,” or “controlling” with respect to a specified Person shall include, without limitation, (i) the ownership, control or power to vote ten percent (10%) or more of (x) the outstanding shares of any class of voting securities or (y) beneficial interests, of any such Person, directly or indirectly, or acting through one or more Persons, (ii) the control in any manner over the managing member(s) or the election of more than one director or trustee (or Persons exercising similar functions) of such Person, or (iii) the power to exercise, directly or indirectly, control over the management or policies of such Person.

“Agreement” means this Amended and Restated Limited Partnership Agreement of Route One Hundred Limited Partnership, as amended from time to time, which shall constitute the limited partnership agreement of the Partnership for all purposes of the Act. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Bankruptcy” shall have the meaning set forth in Section 5.2 below. Such definition of “Bankruptcy” is intended to replace and shall supersede and replace any definition of “Bankruptcy” contained in the Act.

“Certificate” means the Certificate of Limited Partnership filed with the Secretary of State of the State of California pursuant to the Act to form the Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Cross-Indemnification Agreement” means that certain Cross-Indemnification and Subordination Agreement dated as of even date herewith to which the Partnership is a party.

“Deed of Trust” has the meaning set forth in the Preamble.

“General Partner” means Delta - MD2, LLC, or such other Person appointed by Partner(s) owning a majority of the partnership interests in the Partnership pursuant to the terms of this Agreement.

“Guaranty” has the meaning set forth in the Preamble.

“Indemnified Person” means each Partner and any Affiliate of the Partnership or any Partner which performs services for the benefit of the Partnership, each of their respective partners, officers, directors, shareholders, members or employees and such other Persons as the General Partner may designate from time to time, in its sole and absolute discretion.

“Independent Manager” means, with respect to the General Partner, a natural person who has not been, and during the continuation of his or her services as Independent Manager of the General Partner (i) except in the capacity as an Independent Manager of General Partner or an Independent Manager of any Partner, is not an employee, officer, director, shareholder, partner, member, counsel or agent of any Partner, the Partnership or any Affiliate of the Partnership, (ii) is not a present or former customer or supplier of any Partner, the Partnership or any Affiliate of the Partnership, or other Person who derives or is entitled to derive any of its profits or revenues or any payments (other than any fee paid to such director as compensation for such director to serve as an Independent Manager) from any Partner, the Partnership or any Affiliate of the Partnership, (iii) is not (and is not affiliated with an entity that is) a present or former advisor or consultant to any Partner, the Partnership, or any Affiliate of the Partnership, (iv) is not a spouse, parent, child, grandchild or sibling of, or otherwise related (by blood or by law) to, any of (i), (ii) or (iii) above, and (v) is not affiliated with a Person of which any Partner, the Partnership, or any Affiliate of the Partnership is a present or former customer or supplier, provided, however, that an entity that provides independent managers, as a service for a fee is not prohibited from providing one or more independent managers to the General Partner or any Partner. In the event of the death, incapacity, resignation or removal of an Independent Manager of the General Partner, the manager of the General Partner shall promptly appoint a replacement Independent Manager of the General Partner and no action requiring the consent of the Independent Manager of the General Partner shall be taken until a replacement Independent Manager of the General Partner has been appointed. In addition, no Independent Manager of the General Partner may be removed unless his or her successor satisfying the definition hereunder has been appointed.

“Lender” means Column Financial, Inc., together with its successors and assigns or an Affiliate or designee thereof.

“Liquidator” means the General Partner or such other Person (i) appointed by the General Partner and (ii) acting in the capacity of liquidating trustee of the Partnership.

“Loan” has the meaning set forth in the Preamble.

“Loan Agreement” means that certain Loan Agreement dated as of even date herewith to which the Partnership is a party.

“Loan Documents” means all documents and instruments evidencing, securing or in any manner relating to the Loan.

“Partner” means Delta - MD1, LLC, Delta - MD2, LLC, or any Person who is admitted as a Partner pursuant to the terms of this Agreement. “Partners” means all such Persons.

“Partnership” means the limited partnership, known as Route One Hundred Limited Partnership, formed pursuant to the Certificate and the original limited partnership agreement of the Partnership.

“Partnership Property” means all real and personal property acquired by the Partnership, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Permitted Interests” means limited liability company and partnership interests in the Permitted Subsidiaries owned by the General Partner as of the date on which the Loan is made.

“Permitted Subsidiaries” means (i) Delta-Greenwood, LLC, (ii) Delta-Junction Drive, LLC, (iii) Run Deep, L.L.C., (iv) Riverside Investors, L.L.C., (v) Western Avenue Associates, L.L.C., and (vi) Route One Hundred Limited Partnership.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Pro Rata Release Amount” has the meaning given such term in the Loan Agreement.

“Property” means the Partnerships interests, direct or indirect, in that certain real property located in Howard County, Maryland, and known as 6940 San Tomas Road.

SECTION 2.

THE PARTNERSHIP

2.1 Name.

The name of the Partnership is Route One Hundred Limited Partnership, and all business of the Partnership shall be conducted in such name or in such other name as the General Partner may designate.

2.2 Purpose; Powers.

The sole purpose of the Partnership has been and shall continue to be to acquire, own, hold, maintain, operate and dispose of the Property, together with such other activities as may be necessary or advisable in connection with the ownership of the Property. So long as the Loan is outstanding, the Partnership shall not engage in any business, and it shall have no purpose, unrelated to the Property and shall not acquire any real property or own assets other than those related to the Property and/or otherwise in furtherance of the limited purposes of the Partnership.

2.3 Principal Place of Business; Agent for Service of Process.

(a) The principal place of business of the Partnership shall be located at such place as is determined by the General Partner.

(b) The registered agent for service of process on the Partnership in the State of California shall be Corporation Service Company or any successor as appointed by the General Partner in accordance with the Act. The address for the registered agent shall be:

CSC - Lawyers Incorporating Service

2730 Gateway Oaks Drive

Suite 100

Sacramento, CA 95833

The office at which the records of the Partnership shall be kept in the State of California is:

Route One Hundred Limited Partnership

c/o Corporation Service Company

2730 Gateway Oaks Drive

Suite 100

Sacramento, CA 95833

The Partnership may maintain other offices, as determined by the General Partner.

2.4 Term.

The term of the Partnership commenced on the date the Certificate was filed in the Office of the Secretary of State of the State of California in accordance with the Act. The existence of the Partnership as a separate legal entity shall continue until the Certificate is cancelled in accordance with the Act.

2.5 Title to Property.

All Property owned by the Partnership shall be owned by the Partnership as an entity, and no Partner shall have any ownership interest in such Property in its individual name, and each Partner’s interest in the Partnership shall be personal property for all purposes. The Partnership shall hold title to all of its Property in the name of the Partnership or a wholly owned subsidiary and not in the name of any Partner.

2.6 Payments of Individual Obligations.

The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and, except in connection with the Loan, no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

SECTION 3.

CAPITAL CONTRIBUTIONS AND OTHER MATTERS

3.1 Capital Contributions.

The Partners’ predecessor(s)-in-interest made one or more initial capital contributions in cash to the Partnership, in consideration of which they received 100% of the partnership interests in the Partnership. The Partners may, but shall not be required to, make subsequent capital contributions to the Partnership.

3.2 Other Matters.

(a) The Partners shall not receive any interest, salary or drawing with respect to their capital contribution or for services rendered on behalf of the Partnership or otherwise, in their capacity as Partners, except as otherwise provided in this Agreement.

(b) Except as otherwise provided in the Act, the Partners shall not be liable for the debts or any other obligations of the Partnership, nor shall the Partners be required to guarantee any debts, liabilities, contracts or obligations of the Partnership.

(c) The Partners shall not be required to lend any funds to the Partnership, except as otherwise provided herein.

(d) The General Partner shall not receive any salary or other compensation for services rendered on behalf of the Partnership.

SECTION 4.

PROFIT, LOSS, INCOME AND DEDUCTIONS

4.1 Determination of Profit and Loss.

The profit and loss of the Partnership shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner. An accounting shall be made for each taxable year by the accountants employed by the Partnership as soon as possible after the close of each such taxable year to determine the profit or loss of the Partnership, which shall be credited or debited, as the case may be, to the Partners.

4.2 Allocation and Distribution of Profits, Losses, Income and Deductions.

The profits, losses, income and deductions of the Partnership shall be allocated to the Partners in proportion to their partnership interests in the Partnership. The General Partner may make distributions to the Partners from time to time in its discretion, and shall make a distribution to the Partners upon any written request therefor from all Partners. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to the Partners on account of their interests in the Partnership if such distribution would violate any applicable provision of the Act or any other applicable law or any Loan Document.

SECTION 5.

PARTNERS

5.1 Admission of Additional Partners.

(a) Subject to the terms of the Loan Documents, a majority in interest of the Partners may admit additional partners to the Partnership as they deem appropriate in their sole discretion. A new General]Partner may only be admitted with the written consent of each remaining General Partner, if any. In the event the Partners determine to admit additional partners to the Partnership, such additional partners shall agree to be bound by this Agreement, any of the provisions of which may be amended or modified to take into account such additional partners (provided, however, that any such amendment or modification must be agreed upon by all Partners and the additional partners and, in any event, is subject to the provisions of Section 8 below).

(b) Notwithstanding any other provision of this Agreement or any other organizational document and any provision of law that otherwise so empowers the Partnership, so long as the Loan is outstanding, except as contemplated by the Loan Documents no transfer of any direct or indirect ownership in the Partnership may be made such that the transferee owns, in the aggregate with the ownership interests in the Partnership of the transferee’s Affiliates, more than forty-nine percent (49%) ownership interest in the Partnership unless such transfer is conditioned upon the delivery of an acceptable nonconsolidation opinion to the Lender and any applicable rating agency.

5.2 Status of Partners.

Notwithstanding anything to the contrary contained in Section 15642(c) of the Act, no Partner shall cease to be a partner of the Partnership upon the happening of any of the following events (each such event referred to as “Bankruptcy”):

(1)	such Partner makes an assignment for the benefit of creditors;

(2)	such Partner files a voluntary petition in bankruptcy;

(3)	such Partner is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding;

(4)	such Partner files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulations;

(5)	such Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in the preceding paragraphs;

(6)	such Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Partner or of all or any substantial part of its properties; or

(7)	(i) after 120 days after the commencement of any proceeding against such Partner seeking the reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (ii) if within 90 days after the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such Partner or of all or any substantial part of its properties, the appointment is not vacated or stayed, or (iii) within 90 days after the expiration of any such stay, the appointment is not vacated.

SECTION 6.

MANAGEMENT AND INDEMNIFICATION

6.1 Actions by the Partners.

No Partner shall have authority to act for or on behalf of the Partnership, or to bind the Partnership in any way, solely by virtue of being a partner of the Partnership.

6.2 General Partner.

(a) Except as otherwise specifically provided herein, the business and affairs of the Partnership shall be managed by the General Partner. The General Partner shall have full, exclusive and complete discretion, power and authority, subject in all cases to the provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Partnership for the purposes herein stated, to make all decisions affecting such business and affairs, to adopt such accounting rules and procedures as it deems appropriate in the conduct of the business and affairs of the Partnership and to do all things it deems necessary or desirable in the conduct of the business and affairs of the Partnership. Notwithstanding anything to the contrary contained in this Agreement, without limiting the generality of the foregoing provisions of this Section 6.2(a), it is specifically agreed that the General Partner shall have authority to execute, deliver and perform the applicable Loan Documents, including, but not limited to, the Deed of Trust and the Cross-Indemnification Agreement, on behalf of the Partnership without the vote or approval of any other Person. The General Partner may appoint and delegate responsibilities to such officers and other agents as it deems appropriate in its sole discretion.

(b) The General Partner shall be appointed by the action of Partner(s) owning a majority of the partnership interests in the Partnership. The General Partner may be removed and replaced by the action of Partner(s) owning a majority of the partnership interests in the Partnership at any time with or without cause.

(c) The parties hereto hereby approve and ratify the filing of (i) the original Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of California on January 14, 1992, (ii) the Amendment to Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of California on March 26, 1997, (iii) the Amendment to Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of California by Michael S. Dana, on behalf of the General Partner, and (iv) all other certificates filed with respect to the Partnership with the Secretary of State of the State of California. Upon the date hereof, the General Partner shall be authorized to execute or file any document (and any amendment and/or restatement thereof) required or permitted to be filed with the Secretary of State of the State of California or in any jurisdiction in which the Partnership wishes to conduct business on behalf of the Partnership.

(d) Notwithstanding any other provision of this Agreement or any other organizational document and any provision of law that otherwise so empowers the Partnership, so long as the Loan is outstanding, the General Partner, and any additional or substitute general partner of the Partnership, may not be an individual and shall at all times have as its sole purpose to acquire, own, hold and dispose of the Permitted Interests, together with such other activities as may be necessary or advisable in connection with the ownership of the Permitted Interests (including, without limitation, acting as manager or general partner, as applicable, of the Permitted Subsidiaries), and shall be engaged in no other business or have any other purpose. Additionally, any additional or substitute general partner of the Partnership shall have organizational documents that (i) conform in all material respects to the organizational documents of the General Partner, inclusive of all single purpose/bankruptcy remote provisions and (b) arc acceptable to the Lender.

6.3 Indemnification.

The Partnership shall defend, indemnify, and save harmless each Indemnified Person for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (a) the Indemnified Person’s relationship to the Partnership or (b) such Indemnified Person’s capacity as the General Partner, a Partner or an officer, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct, or gross negligence by such Indemnified Person. Expenses incurred in defending a civil or criminal action suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Partnership. Notwithstanding the foregoing provisions of this Section 6.3 to the contrary, such indemnification obligation of the Partnership shall (x) be fully subordinated to the Loan and (y) not constitute a claim against the Partnership or its assets so long as the Loan is outstanding.

6.4 Independent Manager of General Partner.

(a) So long as the Loan is outstanding, there shall be at least one Independent Manager of the General Partner.

(b) The Independent Manager of the General Partner shall be appointed by the member of the General Partner and need not be a member of the General Partner. The initial Independent Manager of General Partner shall be Carrie L. Tillman, who shall serve until his or her successor has been elected and qualifies. The Independent Manager of the General Partner may be removed and replaced by the member of the General Partner at any time with or without cause; provided, however, that, so long as the Loan is outstanding, the Independent Manager of the General Partner may not be removed unless his or her successor has been elected and qualified.

(c) Notwithstanding any other provision of this Agreement or any other organizational document and any provision of law that otherwise so empowers the Partnership, so long as the Loan is outstanding, the Partnership shall not, without the consent of all of the members of the General Partner and the Independent Manager of the General Partner.

(1)	file or consent to the filing of any bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to the Partnership or any entity in which the Partnership has a direct or indirect ownership interest;

(2)	file a petition with respect to the Partnership or any entity in which the Partnership has a direct or indirect ownership interest seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy;

(3)	consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or custodian (or other similar official) of the Partnership or a substantial part of its property;

(4)	make any assignment for the benefit of the Partnership’s creditors;

(5)	admit in writing the Partnership’s inability to pay its debts generally as they become due or declare or effect a moratorium on the Partnership’s debts; or

(6)	take any action in furtherance of the foregoing.

6.5 Acts Prohibited While Loan Outstanding.

So long as the Loan is outstanding, the Partnership shall not:

(1)	make any loans to the General Partner, the Partners or any Affiliate of the Partners or the Partnership;

(2)	except as contemplated by the Loan Documents or otherwise permitted by the Lender in writing, sell, encumber (except with respect to the Lender) or otherwise transfer or dispose of any of the partnership interests in the Partnership;

(3)	to the fullest extent permitted by law, dissolve, wind-up, or liquidate the Partnership;

(4)	merge, consolidate or acquire all or substantially all of the assets of an Affiliate of the Partnership or any other Person;

(5)	change the nature of the business conducted by the Partnership; or

(6)	except as permitted by the Lender in writing (or, after securitization of the Loan, only if the Partnership receives (i) confirmation from each of the applicable rating agencies that such amendment, modification or change would not result in the qualification, withdrawal or downgrade of any securities rating and (ii) permission of the Lender in writing), amend, modify or otherwise change the Certificate or this Agreement.

SECTION 7.

DISSOLUTION AMD WINDING UP

7.1 Dissolution Events.

(a) The Partnership shall be dissolved and its affairs wound up upon the happening of any of the following:

(1)	the sale or disposition of all or substantially all of the Partnership assets, and, after the satisfaction of liabilities to creditors of the Partnership, the distribution of the proceeds thereof to the Partners;

(2)	subject to Section 6.5, the decision by Partner(s) owning a majority of the partnership interests in the Partnership to dissolve the Partnership;

(3)	the occurrence of an event that makes it unlawful for the Partnership’s business to be continued;

(4)	the entry by a court of competent jurisdiction of a decree of judicial dissolution with respect to the Partnership; or

(5)	the termination of the legal existence of the last remaining General Partner of the Partnership or the occurrence of any other event which terminates the continued status as a General Partner of the last remaining General Partner of the Partnership in the Partnership unless the Partnership is continued without dissolution in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining General Partner of the Partnership to cease to be a General Partner of the Partnership (other than (i) upon an assignment by the last remaining General Partner of all of its partnership interest in the Partnership and the admission of the transferee as General Partner, or (ii) the resignation of the last remaining General Partner and the admission of an additional partner(s), including a General Partner, of the Partnership), to the fullest extent permitted by law, the personal representative of such partner is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued status as a General Partner of such partner in the Partnership, agree in writing (i) to continue the Partnership and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute General Partner of the Partnership, effective as of the occurrence of the event that terminated the continued partnership of the last remaining General Partner of the Partnership in the Partnership.

(b) Notwithstanding any other provision of this Agreement or any other organizational document and any provision of law that otherwise so empowers the Partnership, the Bankruptcy of any Partner shall not cause such Partner to cease to be a partner of the Partnership and upon the occurrence of such an event, the Partnership shall continue without dissolution.

(c) Notwithstanding any other provision of this Agreement or any other organizational document and any provision of law that otherwise so empowers the Partnership, each of the Partners waives any right it might have to agree in writing to dissolve the Partnership upon the Bankruptcy of any Partner, or the occurrence of any event that causes any Partner to cease to be a partner of the Partnership.

7.2 Winding Up.

Upon dissolution of the Partnership under Section 7.1, no further business shall be conducted by the Partnership except for the taking of such action as shall be necessary for the winding-up of the affairs of the Partnership and after the satisfaction of liabilities to creditors of the Partnership, the distribution of its assets to the Partners pursuant to the provisions hereof, and thereupon the General Partner shall act as the Liquidator of the Partnership within the meaning of the Act and immediately proceed to wind up the business and affairs of the Partnership.

7.3 Sale of Partnership Assets.

Upon dissolution, the Liquidator shall sell such of the Partnership assets as it deems necessary or appropriate. In lieu of the sale of any or all of the Partnership Property, after the satisfaction of liabilities to creditors of the Partnership, the Liquidator may convey, distribute and assign all or any part of Partnership Property to the Partners in such form of ownership as shall be determined by the Liquidator to be applicable to the jurisdiction where such Partnership Property is located. A full accounting shall be made of the accounts of the Partnership and of the Partnership’s assets, liabilities and income, from the date of the last accounting to the date of such dissolution. The profits and losses of the Partnership shall be determined to the date of dissolution and distributed as provided in Section 4, to the Partners. In accounting for distributions of Partnership Property, such Partnership Property shall be valued at its fair value at the date of dissolution as determined in good faith by the General Partner. Any difference between the valuation of Partnership Property and its book value shall be considered as though it represented profit or loss, and shall be allocated to the Partners as provided in Section 4. Any gain or loss on disposition of Partnership Property shall be credited or charged to the Partners in the same manner as the difference between the valuation of Partnership Property and its book value.

7.4 Distribution of Assets.

The Liquidator shall apply the Partnership assets, in the following order of priority:

(1)	first, to the payment and discharge of, or the making of reasonable provisions for, all of the Partnership’s debts and liabilities to Persons other than the Partners, including contingent, conditional and unmatured contractual liabilities of the Partnership, and the expenses of dissolution and winding-up, in the order of priority as provided by law, including the establishment of a reserve fund for contingent, conditional and unmatured contractual claims as deemed necessary and reasonable by the Liquidator;

(2)	second, to the payment and discharge of, or the making of reasonable provisions for, all of the Partnership’s debts and liabilities to the Partners; and

(3)	third, all remaining assets to the Partners as provided in Section 4.

SECTION 8.

SEPARATENESS PROVISIONS.

So long as the Loan is outstanding, except as contemplated by the Loan Documents, the Partnership shall not take any of the following actions without the prior consent of the Lender:

(a) fail to maintain its principal executive office separate from that of any Affiliate of the Partnership (unless the Partnership by written agreement fairly and reasonably allocates any rent, overhead and expenses for shared office space);

(b) fail to maintain its telephone number (if any) separate from that of any Affiliate of the Partnership;

(c) fail conspicuously to identify such office and (if any) number as its own or fail fairly and reasonably to allocate by written agreement any rent, overhead and expenses for shared office space;

(d) fail to use its own separate stationery, invoices or checks which reflects its separate address and (if any) telephone number;

(e) fail to maintain a telephone number at any time that the Partnership has any employees;

(f) fail to maintain accounts, books and records and other entity documents separate from those of any Affiliate of the Partnership or any other Person;

(g) fail to prepare unaudited quarterly and annual financial statements separate from those of any Affiliate of the Partnership or any other Person, or fail to cause such financial statements substantially to comply with generally accepted accounting principles fit being agreed, however, that such financial statements may be prepared on a consolidated basis if they indicate the separate existence of the Partnership and its assets and liabilities separate from any other Person);

(h) fail to maintain its own separate bank accounts, payroll and correct, complete and separate books of account;

(i) fail to file or cause to be filed its own separate tax returns, if required, unless treated as a disregarded entity for tax purposes;

(j) fail to hold itself out to the public (including any of its Affiliates’ creditors) under the Partnership’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Affiliate of the Partnership;

(k) fail to observe any customary formalities regarding the existence of the Partnership, including maintaining current and accurate entity records separate from those of any Affiliate of the Partnership;

(l) fail to hold title to its assets in its own name or act solely in its own name and through its own duly authorized general partner, partners (if applicable) and agents;

(m) cause or permit an Affiliate of the Partnership to be appointed or act as agent of the Partnership, other than, as applicable, a property manager with respect to the Property;

(n) fail to make investments in the name of the Partnership directly by the Partnership or on its behalf by brokers engaged and paid by the Partnership or its agents;

(o) (i) guarantee, pledge or assume or hold itself out or permit itself to be held out as having guaranteed, pledged or assumed any liabilities or obligations of any Partner or any Affiliate of the Partnership or (ii) make any loan (other than loans made in the ordinary course of business to tenants, pursuant to the terms of the applicable lease, for construction by or on behalf of such tenant of tenant improvements);

(p) become insolvent;

(q) (i) fail separately to identify, maintain or segregate its assets, (ii) fail to cause its assets at all times to be held by or on behalf of the Partnership (or if held on behalf of the Partnership by another entity, fail to cause such assets be kept identifiable (in accordance with customary usages) at all times as assets owned by the Partnership (which covenant includes, without limitation, that (A) Partnership funds shall be deposited or invested in the Partnership’s name, (B) Partnership funds shall not be commingled with the funds of any Affiliate of the Partnership or other Person, (C) the Partnership shall maintain all accounts in its own name, separate from those of any Affiliate of the Partnership or other Person, and (D) Partnership funds shall be used only for the business of the Partnership));

(r) fail to maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate of the Partnership or other Person;

(s) fail to pay or cause to be paid its own liabilities and expenses of any kind, including but not limited to salaries of its employees (if any), only out of its own separate funds and assets;

(t) fail to be adequately capitalized at all times to engage in the transactions contemplated at its formation;

(u) do any act which would make it impossible to carry on the ordinary business of the Partnership;

(v) fail to cause any data and records (including computer records) used by the Partnership or any Affiliate of the Partnership in the collection and administration of any loan to reflect the Partnership’s ownership interest therein;

(w) invest its funds in securities issued by any Affiliate of the Partnership;

(x) acquire the indebtedness or obligation of, any Affiliate of the Partnership;

(y) fail to maintain an arm’s length relationship with each of its Affiliates;

(z) enter into contracts or transact business with its Affiliates on terms other than commercially reasonable terms that are any less favorable to the Partnership than is obtainable in the market from a Person that is not an Affiliate of the Partnership;

(aa) fail to correct any misunderstanding that is known by the Partnership regarding its name or separate identity;

(bb) maintain any indebtedness or incur any liability other than (i) unsecured debts and liabilities for trade payables and accrued expenses incurred in the ordinary course of its business of operating the Property, provided, however, that such unsecured indebtedness or liabilities (A) are in amounts that are normal and reasonable under the circumstances, but in no event to exceed in the aggregate three percent (3%) of the outstanding Pro Rata Release Amount and (B) are not evidenced by a note and are paid when due, but in no event for more than sixty (60) days from the date that such indebtedness or liabilities are incurred and (ii) the Loan; or

(cc) maintain any indebtedness other than the Loan that is secured (whether senior, subordinated or pari passu) by the Property.

SECTION 9.

MISCELLANEOUS

9.1 Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

9.2 Governing Law.

The laws of the State of California (other than the choice of law provisions thereof) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

9.3 Waiver.

Any of the terms and conditions of this Agreement may be waived in whole or in part, but only by an agreement in writing making specific reference to this Agreement and executed by the party entitled to the benefit thereof.

9.4 Binding Agreement and Successors.

This Agreement shall be binding upon and shall inure to the benefit of the Partners and their permitted successors and assigns.

9.5 No Third-Party Beneficiaries.

Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

9.6 Section Headings.

Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

9.7 Interest Held for Investment.

Each Partner does hereby represent and warrant by the execution of this Agreement that its interest in the Partnership was obtained for investment purposes only and not for resale or distribution.

9.8 Securities Laws Restrictions.

The partnership interests in the Partnership have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the State of California or any other jurisdiction. Consequently, these interests may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement.

IN WITNESS WHEREOF, the undersigned have executed and entered into this Agreement of the Partnership effective as of the day first above set forth.

GENERAL PARTNER:

DELTA – MD1, LLC, a Delaware limited liability company

By:	Delta Group LLC,
a Delaware limited liability company, as Manager

By:
Name:
Title:

LIMITED PARTNER:

DELTA - MD2, LLC, a Delaware limited liability company

By:	Delta Group LLC,
a Delaware limited liability company, as Manager

By:
Name:
Title: